Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, MARCH 4, 2016

HURCO REPORTS FIRST QUARTER RESULTS FOR FISCAL 2016

INDIANAPOLIS, INDIANA – March 4, 2016, Hurco Companies, Inc. (Nasdaq Global Select Market: HURC) today reported results for the first fiscal quarter ended January 31, 2016. Hurco recorded net income of $3,895,000, or $0.58 per diluted share, for the first quarter of fiscal 2016 compared to net income of $3,766,000, or $0.57 per diluted share, for the corresponding period in fiscal 2015.

Sales and service fees for the first quarter of fiscal 2016 were $56,503,000, an increase of $5,531,000, or 11%, compared to the corresponding period in fiscal 2015. Excluding a negative currency impact of $3,531,000, sales and service fees for the first quarter of fiscal 2016 reflected growth of $9,062,000, or 18%, over the corresponding period in fiscal 2015. Sales for the first quarter of fiscal 2016 included $10,962,000 from the recently acquired businesses of Milltronics and Takumi.

The following table sets forth net sales and service fees by geographic region for the first quarter of fiscal 2016 and 2015 (in thousands):

	Three Months Ended January 31,
	2016	2015	$ Change	% Change
North America	$18,941	$14,851	$4,090	28%
Europe	29,004	31,800	(2,796)	-9%
Asia Pacific	8,558	4,321	4,237	98%
Total	$56,503	$50,972	$5,531	11%

North American sales for the first quarter of fiscal 2016 increased by 28% compared to the corresponding period in fiscal 2015, primarily due to sales from the acquired business of Milltronics Manufacturing Company. Milltronics sales totaled $6,085,000 for the first quarter of fiscal 2016. Hurco acquired the assets of this business in July 2015 and is operating it through its newly-formed subsidiary, Milltronics USA, Inc. Milltronics manufactures and sells knee mills, tool room bed mills, vertical machining centers, combination lathes, slant-bed lathes, and horizontal machining centers.

European sales for the first quarter of fiscal 2016 decreased by 9% compared to the corresponding period in fiscal 2015, reflecting sales growth of 1% offset by a negative currency impact of 10%. The year-over-year growth in European sales was driven by increased shipments of higher-performance machines in France and Italy.

Asian Pacific sales for the first quarter of fiscal 2016 increased by 98% compared to the corresponding period in fiscal 2015, primarily due to sales from the acquired business of Takumi Machinery Co., Ltd. Takumi sales totaled $4,877,000 for the first quarter of fiscal 2016. Hurco acquired certain assets of this Taiwan-based business in July 2015 and is operating it through its subsidiary, Hurco Manufacturing Limited. Takumi designs and manufactures CNC vertical machining centers, double column machining centers, high speed bridge machines and other machine tools equipped with industrial controls.

Orders for the first quarter of fiscal 2016 were $51,290,000, an increase of $6,281,000, or 14%, compared to the corresponding period in fiscal 2015. Excluding a negative currency impact of $3,412,000, or 8%, orders reflected growth of $9,693,000, or 22%, over the corresponding period in fiscal 2015. Orders for the first quarter of fiscal 2016 included $6,229,000 from the recently acquired businesses of Milltronics and Takumi.

The following table sets forth new orders booked by geographic region for the first quarter of fiscal 2016 and 2015 (in thousands):

	Three Months Ended January 31,
	2016	2015	$ Change	% Change
North America	$16,863	$13,911	$2,952	21%
Europe	28,618	25,979	2,639	10%
Asia Pacific	5,809	5,119	690	13%
Total	$51,290	$45,009	$6,281	14%

Excluding the $4,015,000 of orders related to the recently acquired Milltronics business, orders for North America decreased by 8% in the first quarter of fiscal 2016 compared to the corresponding prior year period due to soft customer demand.

European orders for the first quarter of fiscal 2016 increased by 10% compared to the corresponding prior year period, reflecting order growth of 21% offset by a negative currency impact of 11%. The year-over-year increase in orders was due to strong customer demand for our higher-performance machines in Germany, France and Italy.

Asian Pacific orders for the first quarter of fiscal 2016 included $2,214,000 of orders related to the recently acquired Takumi business. Excluding the orders related to the Takumi business, Asian Pacific orders for the first quarter of fiscal 2016 decreased by 30% compared to the corresponding prior year period, primarily due to weaker market conditions, particularly in Southeast Asia.

Gross profit for the first quarter of fiscal 2016 was $17,698,000, or 31% of sales, compared to $16,547,000, or 32% of sales, for the corresponding prior year period. The year-over-year variance in gross profit as a percentage of sales was due to the new mix of value and industrial brand Milltronics and Takumi machines with the higher-performance Hurco machines. In addition, pricing pressure and the negative impact of foreign currency also contributed to the slight decrease in gross profit as a percentage of sales.

Selling, general and administrative expenses for the first quarter of fiscal 2016 were $11,961,000, or 21% of sales, compared to $10,454,000, or 21% of sales, in the corresponding period in fiscal 2015. The year-over-year increase in selling, general and administrative expenses was driven primarily by increased agent commissions, marketing and tradeshow expenses and employee support costs for the global sales operations. The first quarter of fiscal 2016 amount included approximately $1,189,000 of Milltronics and Takumi operating expenses. Selling, general and administrative expenses were favorably impacted by approximately $532,000, or 5%, when translating foreign expenses to U.S. Dollars for financial reporting purposes.

The effective tax rate for the first quarter of fiscal 2016 was 30%, compared to 35% in the corresponding prior year period, due to changes in geographic mix of income and loss among tax jurisdictions.

Cash and cash equivalents totaled $51,786,000 at January 31, 2016, compared to $55,237,000 at October 31, 2015. Working capital, excluding cash and cash equivalents, was $99,166,000 at January 31, 2016 compared to $95,789,000 at October 31, 2015. The increase in working capital, excluding cash and cash equivalents, was primarily due to increased inventories and a reduction of accrued expenses due to payment of year-end employee bonuses during the first quarter of fiscal 2016.

Michael Doar, Chief Executive Officer, stated, “Despite the continuing negative impact of currency translation, our first quarter performance was strong with improved revenues, net income and earnings per share. It is good to see that our reputation for producing high performance machines has helped us grow in France and Italy. With accretive contribution from our newly acquired subsidiaries, Milltronics and Takumi, the fiscal year is off to a relatively good start. This is a pivotal year for Hurco as Takumi will have its first North American debut at the Amerimold show in June, and all three brands will be officially re-launched at the International Manufacturing Technology Show in September.”

Hurco Companies, Inc. is an international, industrial technology, company that sells its three brands of computer numeric control (CNC) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S. and China, and sells its products through direct and indirect sales forces throughout North and South America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, breaches of our network and system security measures, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, negative or unforeseen tax consequences and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	Sonja K. McClelland
Vice President, Secretary, Treasurer, & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended January 31,

	2016	2015
	(unaudited)
Sales and service fees	$56,503	$50,972
Cost of sales and service	38,805	34,425
Gross profit	17,698	16,547
Selling, general and administrative expenses	11,961	10,454
Operating income	5,737	6,093
Interest expense	24	69
Interest income	15	21
Investment income	102	65
Other expense (income), net	226	307
Income before taxes	5,604	5,803
Provision for income taxes	1,709	2,037
Net income	$3,895	$3,766
Earnings per common share
Basic	$0.59	$0.57
Diluted	$0.58	$0.57
Weighted average common shares outstanding
Basic	6,558	6,523
Diluted	6,623	6,569

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended January 31,
Operating Data:	2016	2015
	(unaudited)
Gross margin	31%	32%
SG&A expense as a percentage of sales	21%	21%
Operating income as a percentage of sales	10%	12%
Pre-tax income as a percentage of sales	10%	11%
Effective Tax Rate	30%	35%
Depreciation and amortization	962	726
Capital expenditures	1,130	524

Balance Sheet Data:	1/31/2016	10/31/2015
	(unaudited)	(audited)
Working capital (excluding cash)	$99,166	$95,789
Days sales outstanding (unaudited)	54	42
Inventory turns (unaudited)	1.4	1.4
Capitalization
Total debt	$1,521	$1,583
Shareholders' equity	175,103	174,568
Total	$176,624	$176,151

Hurco Companies, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	January 31,	October 31,
	2016	2015
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$51,786	$55,237
Accounts receivable, net	38,402	41,766
Inventories, net	109,294	106,308
Derivative assets	1,596	1,228
Prepaid expenses	10,333	9,769
Other	2,008	1,804
Total current assets	213,419	216,112

Property and equipment:
Land	841	841
Building	7,352	7,314
Machinery and equipment	24,162	24,026
Leasehold improvements	3,219	3,323
	35,574	35,504
Less accumulated depreciation and amortization	(22,555)	(22,362)
Total property and equipment	13,019	13,142

Non-current assets:
Software development costs, less accumulated amortization	4,063	3,905
Goodwill	2,286	2,319
Intangible assets, net	1,236	1,289
Deferred income taxes	4,701	4,721
Investments and other assets, net	7,296	7,089
Total non-current assets	19,582	19,323
Total assets	$246,020	$248,577

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$43,543	$43,458
Derivative liabilities	1,631	1,071
Accrued expenses	15,772	18,974
Short-term debt	1,521	1,583
Total current liabilities	62,467	65,086

Non-current liabilities:
Deferred income taxes	3,600	3,998
Accrued tax liability	941	953
Deferred credits and other obligations	3,909	3,972
Total non-current liabilities	8,450	8,923

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized; 6,711,283 and 6,650,517 shares issued; and 6,564,017 and 6,551,718 shares outstanding, as of January 31, 2016 and October 31, 2015, respectively	656	655
Additional paid-in capital	57,873	57,539
Retained earnings	129,130	125,760
Accumulated other comprehensive loss	(12,556)	(9,386)
Total shareholders' equity	175,103	174,568
Total liabilities and shareholders' equity	$246,020	$248,577